                                                                 EXHIBIT 11


                    AMERICAN PHYSICIANS SERVICE GROUP, INC.
                      COMPUTATION OF NET INCOME PER SHARE
            FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994

(In thousands, except earnings per share)    Primary        Fully Diluted
                                             Earnings         Earnings
                                            Per Share        Per Share
                                            ----------      -------------

1995

Net Income applicable to common stock          $ 538             538

Average number of shares outstanding           3,500           3,500
Average stock option shares                      360             425
                                            --------        --------
    Shares for earnings calculation            3,860           3,925

Net income per share                           $0.14            0.14
                                            ========        ========


1994

Net Income applicable to common stock          $ 287             287

Average number of shares outstanding           3,297           3,297
Average stock option shares                      226             226
                                            --------        --------
    Shares for earnings calculation            3,523           3,523

Net income per share                           $0.08            0.08
                                            ========        ========


NOTE:
Primary and fully diluted income per share were computed by dividing net income by the average number of shares outstanding plus the common stock equivalents which, would arise from the exercise of dilutive stock options.

                                                                   EXHIBIT 11


                    AMERICAN PHYSICIANS SERVICE GROUP, INC.
                      COMPUTATION OF NET INCOME PER SHARE
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994


(In thousands, except earnings per share)   Primary        Fully Diluted
                                            Earnings          Earnings
                                           Per Share         Per Share
                                           ----------      -------------
1995

Net Income applicable to common stock        $1,196           1,196

Average number of shares outstanding          3,423           3,423
Average stock option shares                     299             425
                                            -------         -------
    Shares for earnings calculation           3,722           3,848

Net income per share                          $0.32            0.31
                                            =======         =======


1994

Net Income applicable to common stock          $568             568

Average number of shares outstanding          3,296           3,296
Average stock option shares                     220             220
                                            -------         -------
    Shares for earnings calculation           3,516           3,516

Net income per share                          $0.16            0.16
                                            =======         =======

NOTE:
Primary and fully diluted income per share were computed by dividing net income by the average number of shares outstanding plus the common stock equivalents which would arise from the exercise of dilutive stock options.

                                     -18-